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                                                                 EXHIBIT 99.1


        CV THERAPEUTICS ANNOUNCES PROPOSED ISSUANCE OF
        CONVERTIBLE SUBORDINATED NOTES

        PALO ALTO, CA (February 25, 2000) - CV Therapeutics, Inc. (Nasdaq:
CVTX) announced today that it intends to issue $125.0 million aggregate principal amount of convertible subordinated notes ($143.8 million if the over-allotment option is exercised in full).

        It intends to sell the notes in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. The notes will be convertible into shares of CV Therapeutics' common stock and will have a seven-year term.

        The net proceeds of the offering will be used by CV Therapeutics to fund clinical trials, preclinical studies, research and development activities, working capital and general corporate purposes. The offering is subject to market conditions and other factors.

        The notes to be offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

        In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, uncertainties related to the offering of the notes and the application of proceeds from the proposed offering. Actual results could differ materially.



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